Registration No.

As filed with the Securities and Exchange Commission on November 22, 2017

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOL Mining Corporation*

Delaware	82-1954058
(State or jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

CONSOL MINING CORPORATION*

OMNIBUS PERFORMANCE INCENTIVE PLAN

(Full title of the plan)

Martha A. Wiegand, General Counsel & Secretary

CONSOL Mining Corporation

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Name and address of agent for service)

724-485-4000

(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant is currently named CONSOL Mining Corporation. The registrant plans to change its name to “CONSOL Energy Inc.” on the effective date of CONSOL Energy Inc.’s proposed spin-off of CONSOL Mining Corporation on or about November 28, 2017.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock (par value $.001 per share)	2,600,000 shares	$23.59	$61,334,000	$7,636.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of the Common Stock of the Registrant as may become issuable pursuant to the CONSOL Mining Corporation Omnibus Performance Incentive Plan (the “Plan”) by reason of stock dividends, stock splits or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low sale prices per share for the Common Stock of the Registrant in the “when issued” trading market as reported on the New York Stock Exchange on November 16, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by CONSOL Mining Corporation (“CONSOL” or the “Registrant”) are hereby incorporated in this Registration Statement by reference:

•	CONSOL’s Registration Statement on Form 10, initially filed with the SEC on July 10, 2017, as amended, including the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”) contained therein, and any amendment or report filed for the purpose of updating such description;

•	CONSOL’s Current Report on Form 8-K filed on November 15, 2017.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

CONSOL will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

CONSOL Mining Corporation

Attention: Investor Relations

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Telephone: 724-485-4000

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the amended and restated certificate of incorporation of the Registrant includes such an exculpation provision. CONSOL’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to CONSOL or to its shareholders for monetary damages for breach of fiduciary duty as a director. The provisions of CONSOL’s amended and restated

certificate of incorporation (which will be effective at the time of CONSOL Energy Inc.’s proposed spin-off of CONSOL on or about November 28, 2017) apply to an officer of CONSOL only if he or she is a director of CONSOL and is acting in his or her capacity as director, and do not apply to officers of CONSOL who are not directors.

CONSOL’s amended and restated bylaws (which will be effective at the time of CONSOL Energy Inc.’s proposed spin-off of CONSOL on or about November 28, 2017) require CONSOL to indemnify any person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director, officer or employee of CONSOL, or while a director, officer or employee of CONSOL, is or was serving at CONSOL’s request in a fiduciary capacity with another enterprise (including any corporation, partnership, joint venture, trust, or other enterprise, including service with respect to any employee benefit plans maintained or sponsored by CONSOL), to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability or loss reasonably incurred or suffered in connection with such service. CONSOL is authorized under its amended and restated bylaws to maintain directors’ and officers’ insurance protecting CONSOL, any director, officer or employee of ours, against any expense, liability or loss, whether or not CONSOL would have the power to indemnify the person under the DGCL. CONSOL may, from time to time, indemnify any of its agents to the fullest extent permitted with respect to directors, officers and employees in its amended and restated bylaws.

The foregoing is only a general summary of certain aspects of Delaware law and CONSOL’s amended and restated certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and CONSOL’s certificate of incorporation and bylaws. Following the proposed spin-off, CONSOL plans to enter into indemnification agreements with its directors and officers, and will carry directors’ and officers’ insurance to protect CONSOL, its directors, officers and certain employees for some liabilities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation of CONSOL Mining Corporation (incorporated herein by reference to Exhibit 3.1 of Amendment No. 3 to the Form 10 filed by CONSOL Mining Corporation on October 6, 2017)

4.2	Form of Amended and Restated Bylaws of CONSOL Mining (incorporated herein by reference to Exhibit 3.2 of Amendment No. 3 to the Form 10 filed by CONSOL Mining Corporation on October 6, 2017)

4.3	CONSOL Mining Corporation Omnibus Performance Incentive Plan

5.1	Opinion of Buchanan Ingersoll & Rooney PC, with respect to the legality of the shares being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Buchanan Ingersoll & Rooney PC (included as part of Exhibit 5.1)

24.1	Power of Attorney for directors of CONSOL Mining Corporation (included on signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on this 22nd day of November, 2017.

CONSOL MINING CORPORATION
By:	/s/ James A. Brock
James A. Brock
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James A. Brock, David M. Khani and Martha A. Wiegand, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 22nd day of November, 2017.

SIGNATURE	CAPACITY
/s/ Nicholas J. DeIuliis Nicholas J. DeIuliis	Director

/s/ Stephen W. Johnson Stephen W. Johnson	Director

/s/ John T. Mills John T. Mills	Director

/s/ James A. Brock James A. Brock	Chief Executive Officer (Principal Executive Officer)

/s/ David M. Khani David M. Khani	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John Rothka John Rothka	Chief Accounting Officer (Principal Accounting Officer)